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EXHIBIT 23.4

                  CONSENT OF ACCOUNTING & CONSULTING GROUP, LLC
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                  ---------------------------------------------

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-1 of Allis-Chalmers Energy Inc. and to the inclusion therein of our reports dated January 12, 2005, and September 14, 2004, with respect to the balance sheets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC as of July 31, 2004 and December 31, 2003 and December 31, 2002, and the related statements of income, stockholders' and members equity and cash flows for the seven months ended July 31, 2004 and for the years ended December 31, 2003 and 2002.


                                          /s/ ACCOUNTING & CONSULTING GROUP, LLC

Carlsbad, New Mexico
February 28, 2005